Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Elite Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Employment Agreement, dated August 1, 2013, between the Company and Nasrat Hakim, as amended by Amendment 1 to Employment Agreement, dated January 21, 2016	457	(h)	49,534,368	$0.150	(2)	$7,430,155.20	0.0001476	$1,096.69
	Total Offering Amounts			49,534,368			$7,430,155.20		$1,096.69
	Total Fee Offsets								—
	Net Fee Due								$1,096.69

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under either the Employment Agreement, dated August 1, 2013, between the Company and Nasrat Hakim, as amended by Amendment 1 to Employment Agreement, dated January 21, 2016, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for the common stock as reported on the OTC Market on March 26, 2024.